Exhibit 99.26

Subscription Agreement

PolyMet Mining Corp.

Suite 1003-1177 West Hastings St.

Vancouver, British Columbia V6E 2K3

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms and agrees with PolyMet Mining Corp., a British Columbia corporation (the “Company”), as follows:

1. As of the Closing (as defined below) and subject to the terms and conditions hereof, the Investor will purchase from the Company and the Company will issue and sell to the Investor such number of common shares (the “Shares”) of the Company, no par value (the “Common Shares”), as is set forth on the signature page hereto (the “Signature Page”) for a purchase price of $2.65 per Share.

2. The closing is expected to occur on or before January 29, 2010 (the “Closing”). Notwithstanding the foregoing and notwithstanding paragraph 15 of the subscription agreement dated November 17, 2009 (the “Initial Subscription Agreement”) between the Company and the Investor, the obligations of the Investor hereunder are subject to the Investor receiving an opinion of each of Farris, Vaughan, Wills & Murphy LLP and Troutman Sanders LLP (or other counsel reasonably satisfactory to the Investor) covering the same matters as the opinion delivered to the Investor at the closing of the sale of the 3,773,585 common shares of the Company under the Initial Subscription Agreement expected to occur on or about November 23, 2009.

3. The offering and sale of the Shares (the “Offering”) is being made pursuant to (i) an effective registration statement (the “Registration Statement”) on Form F-3 (File No. 333-161564), including the Prospectus contained therein (the “Base Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) on August 26, 2009; (ii) a final prospectus supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and terms of the Offering that has been delivered to the Investor on or prior to the date hereof and which will be filed with the Commission in accordance with applicable securities laws, and (iii) a short form base shelf prospectus (the “Canadian Base Prospectus”) dated September 30, 2009 that has been delivered to the Investor on or prior to the date hereof and filed with the securities commissions or similar authorities in British Columbia, Alberta and Ontario (the “Canadian Regulators”), together with a prospectus supplement (the “Canadian Supplement”) to the Canadian Base Prospectus containing certain supplemental information regarding the Shares and terms of the Offering that has been delivered to the Investor on or prior to the date hereof and which will be filed with the Canadian Regulators in accordance with applicable securities laws (the Canadian Base Prospectus together with the Canadian Supplement, the “Canadian Prospectus”). The Prospectus and the Canadian Prospectus, together with the documents incorporated by reference therein, is also referred to herein as the “General Disclosure Package.”

4. On the Closing Date, the Company shall deliver to the Investor a facsimile of the stock certificate evidencing the number of Shares. The Company shall instruct its Transfer Agent to deliver by overnight courier to such Investor the original certificate evidencing the Shares, registered in the name of such Investor.

5. The Company’s obligation to issue and sell the Shares to the Investor shall be subject to the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page and the accuracy of the representations and warranties made by the Investor herein and the fulfillment of those undertakings herein of the Investor to be fulfilled prior to the Closing Date.

6. The Company shall promptly upon receipt of this executed subscription agreement issue a press release and file a Report of Foreign Private Issuer on Form 6-K, together disclosing all material aspects of the transactions contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by applicable laws, rules and regulations.

7. The Investor represents that (i) it has had full access to the General Disclosure Package prior to or in connection with its receipt of this Subscription Agreement and is relying only on such information and documents in making its decision to purchase the Shares, (ii) it is acquiring the Shares for its own account, or an account over which it has investment discretion, and does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Shares.

8. The Investor and the Company each has the requisite power and authority to enter into this Subscription Agreement and to consummate the transactions contemplated hereby.

9. The Investor represents that it is resident in the jurisdiction specified under the heading “Address” on the Investor Certificate Page below, (ii) the Company has advised the Investor that the Company is relying on an exemption from the requirements to sell securities through a person registered to sell securities under applicable securities laws in Canada, and as a consequence of acquiring securities pursuant to such exemption, certain protections, rights and remedies provided by such securities laws will not be available to the Investor, and (iii) the Investor is making a firm commitment to invest an aggregate amount of at least CAD$150,000 in the Common Shares and, if the Investor is not an individual: either: (A) the Investor has not been formed, created, established or incorporated for the purpose of permitting the purchase of the Common Shares without a prospectus; or (B) the share or portion of each member or partner of the partnership, syndicate or unincorporated organization, each beneficiary of the trust or each shareholder of the corporation, of the aggregate acquisition cost to the Investor of the Common Shares is not less than CAD$150,000.

10. The Investor represents that neither the Investor nor any person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor has, directly or indirectly, as of the date of this Subscription Agreement, engaged in any transactions in the securities of the Company or has violated its obligations of confidentiality with respect to the Offering since the time that the Investor was first contacted by the Company or its agents with respect to the transactions contemplated hereby. The Investor covenants that neither it, nor any person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor will engage in any transactions in the securities of the Company prior to the time that the transactions contemplated by this Subscription Agreement are publicly disclosed. Notwithstanding the foregoing, in the case of an Investor and/or its affiliates that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Investor’s or affiliates assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s or affiliates assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio managers that have knowledge about the financing transaction contemplated by this Subscription Agreement.

11. The Investor represents that, except as set forth on the signature page, (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a, and it has no direct or indirect affiliation or association with any, FINRA member or an Associated Person (as such term is defined under FINRA Membership and Registration Rules Section 1011(b)) as of the date hereof, and (iii) neither it nor any group of investors (as identified in a public filing made with the Commission) of which it is a member, acquired, or obtained the right to acquire, 20% or more of the Common Shares (or securities convertible or exercisable for Common Shares) or the voting power of the Company on a post-transaction basis.

12. This Subscription Agreement will involve no obligation or commitment of any kind until this Subscription Agreement is accepted and countersigned by or on behalf of the Company. The Investor acknowledges and agrees that the Investor’s receipt of the Company’s counterpart to this Subscription Agreement shall constitute written confirmation of the Company’s sale of Shares to such Investor.

13. All covenants, agreements, representations and warranties herein will survive the execution of this Subscription Agreement, the delivery of the Shares being purchased and the payment therefor.

14.	On or prior to the Closing, the Company shall deliver or cause to be delivered to the Investor the following:

(i)	this Agreement duly executed by the Company;

(ii)	the Prospectus and Prospectus Supplement (which may be delivered in accordance with Rule 172 under the Securities Act); and

(iii)	the Canadian Prospectus.

15. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of this Agreement unless the same consideration is also offered to all of the parties executing a Subscription Agreement with the Company. For clarification purposes, this provision constitutes a separate right granted to each investor by the Company and negotiated separately by each investor, and is intended for the Company to treat the investors as a class and shall not in any way be construed as the investors acting in concert or as a group with respect to the purchase, disposition or voting of Shares or otherwise.

16. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified domestic mail, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, or (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

If to the Company, to:

PolyMet Mining Corp.

Suite 1003-1177 West Hastings St.

Vancouver, British Columbia V6E 2K3

Attention: Douglas J. Newby, Chief Financial Officer

Facsimile: (604) 669-4701

with a copy to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention: Henry I. Rothman, Esq.

Facsimile: (212)704-5950

If to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

17. The Company acknowledges that the only material, non-public information relating to the Company or its subsidiaries that the Company, its employees or agents has provided to the Investor in connection with the Offering prior to the date hereof is the existence of the Offering.

18. This Agreement may be terminated by the Investor, as to Investor’s obligations hereunder only and without effect whatsoever on the obligations of the Company, by notice to the Company, if the Closing has not occurred and a facsimile of the stock certificate evidencing the number of Shares has not been delivered to the Investor by the close of trading on the Toronto Stock Exchange or NYSE Amex on the date of the Closing; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party.

19. This Subscription Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor. This Subscription Agreement will be governed by the internal laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law). This Subscription Agreement may be executed in one or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file.

[signature page follows]

INVESTOR SIGNATURE PAGE

Number of Shares	5,660,377

Purchase Price Per Share:	$2.65

Aggregate Purchase Price:	$14,999,999.05

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: November 23, 2009

GLENCORE AG

INVESTOR

By:	/s/ Steven Blumgart /s/ Stefan Peter

	Print Name:	Steven Blumgart Stefan Peter

	Title:	Officers

Taxpayer Identification Number:

	Address:	Baarermattstrasse 3

CH-6341 Baar, Switzerland

EXCEPTIONS TO SECTION 11:

Stephen Rowland is a director of the Company and is also an executive of the Investor.

The Investor holds Floating Rate Secured Debentures due September 30, 2011 of Poly Met Mining, Inc., the Company’s wholly-owned subsidiary (the “Subsidiary”), in the aggregate principal amount of $25,000,000, plus capitalized interest of $884,322 (the “Outstanding Debentures”).

Upon the fulfillment or waiver of certain conditions, the Subsidiary may issue to the Investor an additional Floating Rate Secured Debenture due September 30, 2011 in the aggregate principal amount of $25,000,000 (the “Tranche E Debenture”).

The Investor holds a warrant to purchase an aggregate of up to 6,250,000 of the Company’s common shares at an exercise price of $3.00 per share.

The Investor holds a warrant, exercisable from time to time, to purchase the Company’s common shares in an amount equal to the principal amount of the Outstanding Debentures divided by $4.00.

The Investor holds a warrant, exercisable from time to time, to purchase the Company’s common shares in an amount equal to the principal amount of the Tranche E Debenture divided by $2.65.

The Investor beneficially owns 3,773,585 common shares of the Company.
(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

SUBSCRIPTION AGREEMENT

Agreed and Accepted November 23, 2009:

POLYMET MINING CORP.

By:	/s/ Douglas Newby
Name: Douglas Newby
Title: Chief Financial Officer

Sale of the Shares purchased hereunder is made pursuant to the Registration Statement.